Prospect Energy Corporation Increases Quarterly Dividend to $0.385 per Share, Representing 38% Year Over Year Growth

NEW YORK, NY -- 12/15/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has declared a second fiscal quarter (for the fiscal year ending June 30, 2007) dividend of $0.385 per share, payable on January 5, 2007, to shareholders of record as of December 29, 2006. The ex-dividend date is December 27, 2006. This dividend marks the ninth consecutive quarterly increase and an increase of $0.105 or 38% from the year-over-year prior quarter's dividend of $0.28 per share.

Dividend History

Dividend Per Share     Quarter Ended
$0.385                 December 31, 2006
$0.38                  September 30, 2006
$0.34                  June 30, 2006
$0.30                  March 31, 2006
$0.28                  December 31, 2005
$0.20                  September 30, 2005
$0.15                  June 30, 2005
$0.125                 March 31, 2005
$0.10                  December 31, 2004
ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702